Exhibit 2.2(a)

AMENDMENT NO. 1 TO
AMENDED AND RESTATED
ASSET PURCHASE
AGREEMENT

This Amendment No. 1 to Amended and Restated Asset. Purchase Agreement (“Amendment” is made and entered into effective as of 3/1, 2015 (the “Effective Date”) by and among CashCall, Inc., a California corporation having an address at 1 City Blvd West, Suite 1900, Orange, CA 92868 (“Seller”), Impac Mortgage Holdings Inc., a Maryland corporation (“Buyer”), and Impac Mortgage Corp., a California corporation having an address at 19500 Jamboree Road, Irvine, CA 92612 (the “Operating Company”); each of above entities are sometimes referred to as a “Party” and are collectively referred to as the “Parties”. Terms not defined herein shall have the same meaning as set forth in the Amended and Restated Agreement, as that term is defined below.

RECITALS

A.                                    WHEREAS. on January 6, 201 5, Seller and Buyer entered into that certain Asset Purchase Agreement dated January 6. 2015 (the “Original Agreement”);

B.                                    WHEREAS, on May 11, 2015, the Parties executed an Amended and Restated Asset Purchase Agreement which, amended and restated rite Original Agreement (the “Amended and Restated Agreement”):

C.                                    Each of the Parties wish so amend the Amended and Restricted Agreement to more clearly define the role Seller shall pay with respect to certain decisions affecting certain operations of the Operating Division;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.              The defined term “Operational Limitations” is hereby stricken from Article I of the Amended and Restated Agreement.

2.              Section 2.08(f)(i) of the Amended and Restated Agreement is amended to read in full as follows,

“(i) Between the Closing and the last day of the Earn-Out Period, Buyer shall have complete oversight and control of the day-to-day operational authority with respect to the operations of the Business (as owned by Buyer) and the Operating Division. Notwithstanding. the foregoing sentence, Seller may make suggestions with respect to Operating Division between the Closing and the last day of the Earn-Out Period. Buyer shall keep Seller informed, in all material respects, with respect to the operation of the Operating Division. Buyer and Seller agree and acknowledge that Seller shall have the right to monitor any and all financial and operating information with respect to the Operating Division for purposes of financial reporting and compliance with applicable Law and Applicable Requirements.  After the termination of the Earn-Out Period Seller shall have no further right to such information.”

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 1 as of the day and year first above written.

SELLER:	CASHCALL, INC.

	By:	/s/ J. Paul Reddam
	Name:	J. Paul Reddam
	Title:	President

BUYER:	IMPAC MORTGAGE HOLDINGS, INC.

	By:	/s/ Ron Morrison
	Name:	Ron Morrison
	Title:	EVP

OPERATING COMPANY:	IMPAC MORTGAGE CORP.

	By:	/s/ Joe Tomkinson
	Name:	Joe Tomkinson
	Title:	CEO